Exhibit 2

         [Avery Dennison Letterhead]                        News Release
         ________________________________________________________________
         CORPORATE CENTER


         For further information, please contact:

         MEDIA RELATIONS:                        FOR IMMEDIATE RELEASE
         DIANE B. DIXON (626) 304-2118
         DIXONDIANE@AVERYDENNISON.COM

         INVESTOR RELATIONS:
         WAYNE H. SMITH (626) 304-2001
         INVESTORCOM@AVERYDENNISON.COM




                 AVERY DENNISON DECLARES 23.5% DIVIDEND INCREASE




              PASADENA, Calif. -- October 23, 1997 -- The Board of Directors of Avery Dennison Corporation (NYSE/PSE:AVY) today declared a quarterly cash dividend of 21 cents per share, which is a 23.5 percent increase from the previous 17 cents per share. The dividend is payable on December 17, 1997, to shareholders of record at the close of business on December 3, 1997. One cent of this dividend represents the redemption of the current shareholder rights that attach to each of the shares.


              This is the 22nd consecutive year Avery Dennison has increased dividends. The Company's annual dividend has grown from 3.75 cents per share in 1975 to 72 cents per share in 1997 -- for a 22-year annual compound growth rate of 14.4 percent.


              In connection with the dividend declaration and the redemption of the existing rights (which were scheduled to expire on June 30, 1998), the Company adopted a



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         new rights plan with terms substantially similar to the
         existing rights. The new rights are scheduled to expire on October 31, 2007. A detailed summary of the terms of the new rights will be mailed to shareholders of record on December 3, 1997, in connection with their quarterly dividend and rights redemption payment.


              Avery Dennison, a global leader in pressure-sensitive technology, develops, manufactures and markets innovative self-adhesive solutions for consumer products and label systems. Based in Pasadena, Calif., the Company makes a wide range of products for consumer and industrial markets, including Avery-brand office automation products, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, on-battery tester labels, automated retail tag and labeling systems, and specialty tapes and chemicals. Approximately 16,100 employees in 200 manufacturing and sales facilities produce and sell Avery Dennison products in 89 countries worldwide.


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